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As filed with the Securities and Exchange Commission on July 11, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNIONBANCAL CORPORATION
(Exact name of Registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	94-1234979 (I.R.S. Employer Identification No.)

400 California Street, San Francisco, California 94104-1302
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

John H. McGuckin, Jr.
Executive Vice President and Secretary
UnionBanCal Corporation
400 California Street
San Francisco, California 94104-1302
(415) 765-2969

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:

James M. Rockett, Esq. Venrice R. Palmer, Esq. Maureen A. Young, Esq. Bingham McCutchen LLP Three Embarcadero Center, 18th Floor San Francisco, California 94111 (415) 393-2000 Fax (415) 393-2286	Steven B. Stokdyk, Esq.
Patrick S. Brown, Esq.
Gabriel J. Steffens, Esq.
Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, California 90067-1724
(310) 712-6600
Fax: (310) 712-8800

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-105042

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Calculation of Registration Fee

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1), (2)

Common Stock, no par value	(1),(2)	(1)	$459,772.95	$37.20

(1)
This Registration Statement relates to common stock of the Registrant issuable to holders of common stock of Monterey Bay Bancorp, Inc. in the merger of Monterey Bay Bancorp, Inc. and its subsidiaries with and into Union Bank of California, N.A., a wholly-owned subsidiary of the Registrant. Pursuant to Rule 457(f), the registration fee was computed on the basis of $25.91, the market value of the common stock of Monterey Bay Bancorp, Inc. to be exchanged in the merger, computed in accordance with Rule 457(c) on the basis of the average of the high and low price per share of such stock as quoted on The Nasdaq National Market on June 23, 2003, and 17,745, the maximum number of additional shares of Monterey Bay Bancorp, Inc. which may be received by the Registrant and cancelled upon consummation of the merger, in addition to the shares to be received as reflected in the notes to the Calculation of Registration Fee table filed with Registration Statement on Form S-4 No. 333-105042 filed on May 6, 2003. On Monday, June 30, 2003 the merger transaction was consummated, and a Form 15 was filed to deregister the common stock of Monterey Bay Bancorp, Inc. under Section 12(g) of the Securities Exchange Act of 1934. Friday, June 27, 2003 was the last day on which the stock of Monterey Bay Bancorp, Inc. was traded on Nasdaq. Since the stock did not trade within five business days of the filing of this Registration Statement, the fee is based on the average price as of a day within the last five days on which the stock traded prior to consummation of the merger.

(2)
Pursuant to Rule 457(o), the registration fee has been calculated on the basis of the maximum aggregate offering price and the number of shares being registered has been omitted. Pursuant to Rule 457(f), in calculating the filing fee for this registration statement and Registration Statement on Form S-4 No. 333-105042 the $48,500,000 amount of cash consideration to be paid by the Registrant to Monterey Bay Bancorp, Inc. shareholders who exchange their Monterey Bay Bancorp, Inc. shares in the merger has been deducted from the value of the securities to be received by the Registrant in exchange.

EXPLANATORY NOTE

        This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction K to Form S-4, to register additional shares of common stock of the Registrant, comprising the same class of securities covered by Registration Statement on Form S-4 No. 333-105042 filed for the same offering and declared effective by the Commission on May 15, 2003. The need for this Registration Statement arises from issuances of common stock by the target company due to the exercise of employee stock options after the effectiveness of the earlier Registration Statement. In filing the earlier Registration Statement and this Registration Statement, the Registrant is relying upon Securities Act Rule 457(o) and so is not listing the number of its shares to be issued in the offering. The Registrant has not yet sent confirmations of the issuance of its securities in the offering.

INCORPORATION BY REFERENCE

        Unless otherwise inconsistent with this Registration Statement, the information contained in Registration Statement on Form S-4 No. 333-105042 is hereby incorporated in this Registration Statement by reference.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Francisco, California, on July 11, 2003.

UNIONBANCAL CORPORATION
By:	/s/ MORRIS W. HIRSCH * Morris W. Hirsch Senior Vice President and Deputy General Counsel

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ NORIMICHI KANARI * Norimichi Kanari *	President, Chief Executive Officer and Director (Principal Executive Officer)	July 11, 2003
/s/ DAVID I. MATSON * David I. Matson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 11, 2003
/s/ DAVID A. ANDERSON * David A. Anderson	Senior Vice President and Controller (Principal Accounting Officer)	July 11, 2003
/s/ L. DALE CRANDALL * L. Dale Crandall	Director	July 11, 2003
/s/ RICHARD D. FARMAN * Richard D. Farman	Director	July 11, 2003
/s/ MICHAEL J. GILLFILLAN * Michael J. Gillfillan	Director	July 11, 2003
/s/ KAORU HAYAMA * Kaoru Hayama	Director	July 11, 2003

/s/ MONICA C. LOZANO * Monica C. Lozano	Director	July 11, 2003
/s/ MARY S. METZ * Mary S. Metz	Director	July 11, 2003
/s/ RAYMOND E. MILES * Raymond E. Miles	Director	July 11, 2003
/s/ J. FERNANDO NIEBLA * J. Fernando Niebla	Director	July 11, 2003
/s/ CHARLES R. RINEHART * Charles R. Rinehart	Director	July 11, 2003
/s/ TAKAHARU SAEGUSA * Takaharu Saegusa	Director	July 11, 2003
/s/ ROBERT M. WALKER * Robert M. Walker	Director	July 11, 2003
*/s/ MORRIS W. HIRSCH Morris W. Hirsch	*Individually and as Attorney-in-Fact	July 11, 2003

Exhibit Index

2	Agreement and Plan of Merger, dated as of April 7, 2003, by and among Union Bank of California, N.A., UnionBanCal Corporation, Monterey Bay Bank and Monterey Bay Bancorp, Inc. (included in Part I as Annex A)
4	The text under the caption "II. Proposal to Change UnionBanCal Corporation's State of Incorporation From California to Delaware" and Annexes A, B and C in the registrant's Proxy Statement for the April 23, 2003 Annual Meeting of Shareholders, is incorporated herein by reference.
5	Opinion of Bingham McCutchen LLP as to validity of shares being registered
8	Opinion of Bingham McCutchen LLP as to certain tax matters
23.1	Consent of Deloitte & Touche LLP regarding UnionBanCal Corporation*
23.2	Consent of Deloitte & Touche LLP regarding Monterey Bay Bancorp, Inc.*
23.3	Consent of Bingham McCutchen LLP (included in Exhibits 5 and 8)
23.4	Consent of Keefe, Bruyette & Woods, Inc.
24	Power of Attorney of directors and certain officers of the Registrant
99.1	Proxy card of Monterey Bay Bancorp, Inc.
99.2	Letter of transmittal/election form
99.3	Letter to brokers
99.4	Letter to brokers' customers

* Filed herewith. Remaining exhibits incorporated by reference to earlier Registration Statement on Form S-4 No. 333-105042.

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EXPLANATORY NOTE
INCORPORATION BY REFERENCE
SIGNATURES
Exhibit Index